Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Zions Bancorporation for the initial offering of debt securities of Zions Bancorporation on a continuous or delayed basis, at an aggregate initial public offering price of up to $625,000,000, and to the incorporation by reference therein of our report dated January 24, 2002, with respect to the consolidated financial statements of Zions Bancorporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                                                                                                                /s/ Ernst & Young LLP

Salt Lake City, Utah

May 24, 2002